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Filed Pursuant to Rule 424(B)2
Registration No. 333-132936-14

The information in this pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED AUGUST 25, 2008

PRICING SUPPLEMENT NO. K7 TO PRODUCT SUPPLEMENT NO. 2A DATED JULY 2, 2008 TO
PROSPECTUS SUPPLEMENT DATED MARCH 24, 2008 TO
PROSPECTUS DATED MARCH 29, 2007

$

Credit Suisse

Buffered Accelerated Return Equity Securities (BARES)SM

due March 4, 2010

Linked to the Performance of a Basket of Equity Indices and a Fund

Issuer:	Credit Suisse, acting through its Nassau branch (Aa1/AA-)*

CUSIP:	22546EDH4

Maturity Date:	March 4, 2010, subject to postponement if a market disruption event occurs on the valuation date.

Settlement Date:	Expected to be September 4, 2008

Trade Date:	The day on which the securities are priced for initial sale to the public, which is expected to be August 29, 2008.

Coupon:	We will not pay interest on the securities being offered by this pricing supplement.

Valuation Date:	The valuation date is March 1, 2010, subject to postponement if a market disruption event occurs on the valuation date.

Underlyings:	The return will be based on the performance of a basket of equity indices and a fund during the term of the securities. The basket will be comprised of the following underlyings, with each underlying having the following weightings: S&P 500® Index—34%, Russell 2000® Index—33% and iShares® MSCI EAFE Index Fund—33%. For the purposes of this pricing supplement and the accompanying product supplement, the iShares® MSCI EAFE Index Fund will be treated as an index. We refer to each of the underlyings as a reference index.

Initial Basket Level:	1.0

Initial Index Level:	, , and for the S&P 500® Index, the Russell 2000® Index and the iShares® MSCI EAFE Index Fund respectively.

Redemption Amount:	You will receive a redemption amount in cash at maturity that will equal the principal amount of the securities you hold multiplied by or equal to the sum of 1 plus the basket return, calculated as set forth below. If the final basket level is greater than the initial basket level, the basket return will be equal to, subject to a cap of 22.40%, the percentage increase in the securities multiplied by an additional percentage of 200%. Therefore, the maximum redemption amount at maturity for each $1,000 principal amount of securities will be $1,224. If the final basket level is less than the initial basket level, but is greater than or equal to 90% of the initial basket level, then the basket return will be zero and you will receive the principal amount of your securities at maturity. If the final basket level is less than 90% of the initial basket level, then the basket return will be negative and you will receive less than the principal amount, but not less than 10% of the principal amount of your securities at maturity, as explained herein.

Listing:	The securities will not be listed on any securities exchange.

    Please refer to "Risk Factors" beginning on page U-5 of this pricing supplement and continuing on page PS-5 of the accompanying product supplement for risks related to an investment in the securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the product supplement, prospectus supplement or prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to the Public	Underwriting Discounts and Commissions	Proceeds to the Company
Per Security	$	$	$
Total	$	$	$

Delivery of the securities in book-entry form only will be made through The Depository Trust Company. We expect that delivery of the securities will be made against payment therefor on or about September 4, 2008.

The securities will be issued in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

The securities are not deposit liabilities and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

*
A credit rating is not a recommendation to buy, sell or hold the securities, and may be subject to revision or withdrawal at any time by the assigning rating agency. Each credit rating should be evaluated independently of any other credit rating. Any rating assigned to the securities does not enhance, affect or address the likely performance of the securities other than the ability of the Issuer to meet their obligations.

Credit Suisse

The date of this pricing supplement is August     , 2008.

 Additional Terms Specific to the Securities

        You should read this pricing supplement together with the prospectus dated March 29, 2007, the prospectus supplement dated March 24, 2008 and the product supplement dated July 2, 2008 relating to our medium-term notes of which these securities are a part. This pricing supplement, together with the documents listed below, contains the terms of the securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the "Risk Factors" section in this pricing supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities.

        You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

  •
  Prospectus dated March 29, 2007:
   http://www.sec.gov/Archives/edgar/data/1053092/000104746908007941/a2186710z424b2.htm

  •
  Prospectus supplement dated March 24, 2008:
   http://www.sec.gov/Archives/edgar/data/1053092/000104746908003313/a2184026z424b2.htm

  •
  Product supplement dated July 2, 2008:
   http://www.sec.gov/Archives/edgar/data/1053092/000104746908008125/a2186821z424b2.htm

        Our Central Index Key, or CIK, on the SEC website is 1053092.

        You should rely only on the information contained in this document or in any documents to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

        In this pricing supplement, unless otherwise specified or the context otherwise requires, references to "we", "us" and "our" are to Credit Suisse and its consolidated subsidiaries, and references to "dollars" and "$" are to United States dollars.

 NOTICE TO INVESTORS

Argentina

        The securities are not and will not be authorized by the Argentine Comisión Nacional de Valores for public offering in Argentina and may thus not be offered or sold to the public at large or to sectors or specific groups thereof by any means, including but not limited to personal offerings, written materials, advertisements or the media, in circumstances which constitute a public offering of securities under Argentine Law No. 17,811, as amended.

Uruguay

        This is a private offering. The securities have not been, and will not be, registered with the Central Bank of Uruguay for public offer in Uruguay.

Brazil

        Each purchaser of securities will be required to represent and agree that it has not offered or sold, and will not offer or sell, any securities in Brazil, except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations. The securities have not been and will not be registered with the Brazilian Securities Commission (Comissão de Valores Mobiliários—CVM).

Mexico

        The securities have not been, and will not be, registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission nor with the Mexican Stock Exchange and may not be offered or sold publicly in the United Mexican States. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in the United Mexican States.

Chile

        NEITHER THE ISSUER NOR THE SECURITIES HAVE BEEN REGISTERED WITH THE SUPERINTENDENCIA DE VALORES Y SEGUROS PURSUANT TO LAW NO. 18.045, THE LEY DE MERCADO DE VALORES, AND REGULATIONS THEREUNDER. THIS PRICING SUPPLEMENT DOES NOT CONSTITUTE AN OFFER OF, OR AN INVITATION TO SUBSCRIBE FOR OR PURCHASE, THE SECURITIES IN THE REPUBLIC OF CHILE, OTHER THAN TO INDIVIDUALLY IDENTIFIED BUYERS PURSUANT TO A PRIVATE OFFERING WITHIN THE MEANING OF ARTICLE 4 OF THE LEY DE MERCADO DE VALORES (AN OFFER THAT IS NOT "ADDRESSED TO THE PUBLIC AT LARGE OR TO A CERTAIN SECTOR OR SPECIFIC GROUP OF THE PUBLIC").

European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (Directive 2003/71/EC) (each, a Relevant Member State), the securities may not be sold or offered or any offering materials relating thereto distributed, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, to the public (within the meaning of that Directive) in that Relevant Member State, except in circumstances which do not require the publication of a prospectus pursuant to the Prospectus Directive.

i

 Summary Information

        This summary includes questions and answers that highlight selected information from the accompanying prospectus, prospectus supplement and product supplement and this pricing supplement to help you understand the Buffered Accelerated Return Equity Securities due 2010. You should carefully read the entire prospectus, prospectus supplement, product supplement and pricing supplement to understand fully the terms of the securities, as well as the principal tax and other considerations that are important to you in making a decision about whether to invest in the securities. You should, in particular, carefully review the section entitled "Risk Factors" in this pricing supplement and in the accompanying product supplement, which highlights a number of risks, to determine whether an investment in the securities is appropriate for you. All of the information set forth below is qualified in its entirety by the more detailed explanation set forth elsewhere in this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus.

How is the redemption amount calculated?

        We will redeem the securities at maturity for a redemption amount in cash that will equal the principal amount of the securities multiplied by the sum of 1 plus the basket return, but not less than 10% of the principal amount of your securities. The basket return will be based on the difference between the final basket level and the initial basket level, expressed as a percentage. How the basket return will be calculated depends on whether the final basket level is greater than, less than or equal to the initial basket level and, if less than the initial basket level, how much less:

  •
  If the final basket level is greater than the initial basket level, then subject to a cap of 22.40%, the basket return will equal:

200% *	final basket level - initial basket level initial basket level

    Thus, if the final basket level is greater than the initial basket level, the basket return will be a positive number and the redemption amount will be greater than the principal amount of the securities.

  •
  If the final basket level is less than or equal to the initial basket level, but is greater than or equal to 90% of the initial basket level, then the basket return will equal zero and the redemption amount will equal the principal amount of the securities.

  •
  If the final basket level is less than 90% of the initial basket level, then the basket return will equal:

final basket level - (90% * initial basket level) initial basket level

    Thus, if the final basket level is less than 90% of the initial basket level, the basket return will be negative and you will receive less than the principal amount, but not less than 10% of the principal amount of your securities at maturity.

For purposes of calculating the basket return, the "initial basket level" equals 1.0 and the "final basket level" will be equal to the sum of:

  (i)
  the product of (x) .34, the weighting of the S&P 500® Index in the basket, and (y) the closing level of the S&P 500® Index on the valuation date divided by            , the closing level of the S&P 500® Index on August 29, 2008, the trade date;

  (ii)
  the product of (x) .33, the weighting of the Russell 2000® Index in the basket, and (y) the closing level of the Russell 2000® Index on the valuation date divided by            , the closing level of the Russell 2000® Index on August 29, 2008, the trade date; and

  (iii)
  the product of (x) .33, the weighting of the iShares® MSCI EAFE Index Fund in the basket, and (y) the closing level of the iShares® MSCI EAFE Index Fund on the valuation date divided by            , the closing level of the Financial Sector Select SPDR® Fund on August 29, 2008, the trade date.

        The "closing level" for each reference index will, on any relevant index business day, be the level of such reference index as determined by the calculation agent at the valuation time, which is the time at which the index sponsor calculates the closing level of such reference index on such index business day, as calculated and published by the index sponsor, subject to the provisions described under "Description of the Securities—Adjustments to the calculation of the reference index" on page PS-13 of the accompanying product supplement.

What are some hypothetical redemption amounts at maturity of the securities?

        The table below sets forth a sampling of hypothetical redemption amounts at maturity of a $1,000 investment in the securities. The actual final basket level will be determined on the valuation date, as further described herein.

Principal Amount of Securities	Percentage Difference between Initial Basket Level and Final Basket Level	Redemption Amount at Maturity
$1,000	-100%	$100
$1,000	-90%	$200
$1,000	-80%	$300
$1,000	-70%	$400
$1,000	-60%	$500
$1,000	-50%	$600
$1,000	-40%	$700
$1,000	-30%	$800
$1,000	-20%	$900
$1,000	-10%	$1,000
$1,000	0%	$1,000
$1,000	5%	$1,100
$1,000	10%	$1,200
$1,000	15%	$1,224
$1,000	20%	$1,224
$1,000	25%	$1,224

        The graph of hypothetical returns at maturity set forth below is intended to demonstrate the effect of the upside participation, cap and the partial principal protection provided by the securities. The gray line shows hypothetical percentage return at maturity for an investment in an instrument directly linked to the value of the basket. The actual final basket level will be determined on the valuation date, as further described herein. The thick black line shows hypothetical percentage return at maturity for a similar investment in the securities.

        These examples are for illustrative purposes only. The actual basket return will depend on the final basket level determined by the calculation agent as provided in this pricing supplement.

Examples of the hypothetical redemption amounts of the securities

        The following are illustrative examples of how the redemption amount would be calculated with hypothetical final basket levels that are greater than or less than the initial basket level. The actual final basket level will be determined on the valuation date, as further described herein. Each of the examples assumes the following:

  •
  the initial investment in the securities is $1,000; and

  •
  the initial basket level is 1.0.

  EXAMPLE 1: The final basket level is 1.4, an increase of 40% from the initial basket level:

        Basket Return = 200% * ((1.4 - 1.0)/1.0) = 0.80; however, because the basket return is subject to a cap of 22.40%, the basket return cannot be more than 22.40%.

  Redemption Amount = Principal * (1.0 + basket return)

  Redemption Amount = $1,000 * (1.0 + 22.40)

  Redemption Amount = $1,224

In this example, at maturity you will receive a redemption amount that is greater than the amount of your investment in the securities. Because of the cap, however, you will not participate in the full appreciation in the level of the basket during the term of the securities.

  EXAMPLE 2: The final basket level is 1.1, an increase of 10% from the initial basket level:

        Basket Return = 200% * ((1.1 - 1.0)/1.0) = 0.20. In this example, the cap is inapplicable.

  Redemption Amount = Principal * (1.0 + basket return)

  Redemption Amount = $1,000 * (1.0 + 0.20)

  Redemption Amount = $1,200.00

In this example, at maturity you will receive a redemption amount that is greater than the amount of your investment in the securities. Because the appreciation in the level of the basket during the term of the securities is less than the cap, the basket return will not be subject to the cap. As a result, you will participate fully in the appreciation in the level of the reference index.

  EXAMPLE 3: The final basket level is .5, a decrease of 50% from the initial basket level:

        Basket Return = (0.50 - (0.90 * 1.0))/1.0 = 0.40

  Redemption Amount = Principal * (1.0 + basket return)

  Redemption Amount = $1,000 * (1.0 + -0.40)

  Redemption Amount = $600.00

In this example, at maturity you will receive a redemption amount that is less than the amount of your investment in the securities because you will participate in 100% of the depreciation in the level of the basket during the term of the securities after the 10% buffer.

  EXAMPLE 4: The final basket level is 1.0, representing no increase or decrease from the initial basket level:

        Basket Return = 0.0

  Redemption Amount = Principal * (1.0 + basket return)

  Redemption Amount = $1000 * (1.0 + 0.0)

  Redemption Amount = $1,000.00

In this example, where there is neither an appreciation nor a depreciation in the level of the basket during the term of the securities, at maturity you will receive the amount of your investment in the securities.

 RISK FACTORS

        A purchase of the securities involves risks. This section describes significant risks relating to the securities, specifically the risks relating to the Financial Select Sector SPDR® Fund. We urge you to read the following information about these risks, together with the other information in this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus, before investing in the securities.

Risks Associated with the iShares® MSCI EAFE Index Fund

        Although the shares of the iShares® MSCI EAFE Index Fund are listed for trading on the NYSE Arca and a number of similar products have been traded on the NYSE Arca and other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the iShares® MSCI EAFE Index Fund or that there will be liquidity in the trading market.

Antidilution protection is limited

        The calculation agent will make adjustments to the initial index price and the physical delivery amount for certain adjustment events affecting the reference index, including stock splits and certain corporate actions, such as mergers. The calculation agent is not required, however, to make such adjustments in response to all corporate actions. If such a dilution event occurs and the calculation agent is not required to make an adjustment, the value of the securities may be materially and adversely affected. See "The Reference Index—iShares® MSCI EAFE Index Fund—Dilution Adjustments" for further information.

The shares of the iShares® MSCI EAFE Index Fund and the MSCI EAFE Index are different.

        The performance of the shares of the iShares® MSCI EAFE Index Fund may not exactly replicate the performance of the MSCI EAFE Index because the iShares® MSCI EAFE Index Fund will reflect transaction costs and fees that are not included in the calculation of the MSCI EAFE Index. It is also possible that the iShares® MSCI EAFE Index Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the MSCI EAFE Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund or due to other circumstances.

The iShares® MSCI EAFE Index Fund is Subject to Management Risk

        The iShares® MSCI EAFE Index Fund is subject to the risk that the investment strategy of Barclays Global Fund Advisors ("BGFA" or the "Adviser"), the investment adviser to the iShares® MSCI EAFE Index Fund, may not produce the intended results. Pursuant to its investment strategy or otherwise, BFGA may add, delete or substitute the stocks held by the iShares® MSCI EAFE Index Fund. Any of these actions could adversely affect the price of the shares of the iShares® MSCI EAFE Index Fund and consequently the value of the securities.

 SUPPLEMENTAL USE OF PROCEEDS

        The net proceeds from this offering will be approximately $              . We intend to use the net proceeds for our general corporate purposes, which may include the refinancing of our existing debt outside Switzerland. We may also use some or all of the net proceeds from this offering to hedge our obligations under the securities. Please refer to "Use of Proceeds and Hedging" on page PS-10 of the accompanying product supplement.

 THE REFERENCE INDICES

The S&P 500® Index

General

        Unless otherwise stated, all information regarding the S&P 500® Index provided in this pricing supplement is derived from S&P, or other publicly available sources. Such information reflects the policies of S&P as stated in such sources, and such policies are subject to change by S&P. S&P is under no obligation to continue to publish, and may discontinue or suspend the publication of, the S&P 500® Index at any time. We do not assume any responsibility for the accuracy or completeness of any information relating to the S&P 500® Index.

        S&P chooses companies for inclusion in the S&P 500® Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the NYSE, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company's common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company.

        As of August 20, 2008, the 500 companies included in the S&P 500® Index were divided into 10 Global Industry Classification Sectors. The Global Industry Classification Sectors included (with the number of companies currently included in such sectors indicated in parentheses): Consumer Discretionary (82), Consumer Staples (41), Energy (39), Financials (89), Health Care (53), Industrials (55), Information Technology (72), Materials (29), Telecommunication Services (9) and Utilities (31). S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above.

        The S&P 500® Index does not reflect the payment of dividends on the stocks underlying it and therefore the return on your securities will not be the same as the return you would receive if you were to purchase such underlying stocks and hold them until the maturity date.

Computation of the S&P 500® Index

        On March 21, 2005, S&P began to calculate the S&P 500® Index based on a half float adjusted formula, and on September 16, 2005 the S&P 500® Index was fully float adjusted. S&P's criteria for selecting stocks for the S&P 500® Index will not be changed by the shift to float adjustment. However, the adjustment affects each company's weight in the S&P 500® Index (i.e., its market value).

        Under float adjustment, the share counts used in calculating the S&P 500® Index will reflect only those shares that are available to investors and not all of a company's outstanding shares. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

  •
  holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

  •
  holdings by government entities, including all levels of government in the United States or foreign countries; and

  •
  holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

        However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group will be excluded from the float adjusted count of shares to be used in the S&P 500® Index calculation. Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a United States company traded in Canada as "exchangeable shares," shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

        For each stock, an investable weight factor ("IWF") is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. The float adjusted index will then be calculated by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by the index divisor. For companies with multiple classes of stock, S&P will calculate the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

        The S&P 500® Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500® Index reflects the total market value of all 500 S&P 500® component stocks relative to the S&P 500® Index's base period of 1941-43 (the 'base period').

        An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

        The actual total market value of the S&P 500® component stocks during the base period has been set equal to an indexed value of 10. This is often indicated by the notation 1941-43=10. In practice, the daily calculation of the S&P 500® Index is computed by dividing the total market value of the S&P 500® component stocks by a number called the index divisor. By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the S&P 500® Index, it is the only link to the original base period level of the S&P 500® Index. The index divisor keeps the S&P 500® Index comparable over time and is the manipulation point for all adjustments to the S&P 500® Index ("index maintenance").

        Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

        To prevent the level of the S&P 500® Index from changing due to corporate actions, all corporate actions which affect the total market value of the S&P 500® Index require an index divisor adjustment. By adjusting the index divisor for the change in total market value, the level of the S&P 500® Index remains constant. This helps maintain the level of the S&P 500® Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500® Index does not reflect the corporate actions of individual companies in the S&P 500® Index. All index divisor adjustments are made after the close of trading. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500® Index and do not require index divisor adjustments.

        The table below summarizes the types of index maintenance adjustments and indicates whether or not an index divisor adjustment is required.

Type of Corporate Action	Adjustment Factor	Divisor Adjustment Required
Stock split (e.g., 2-for-1)	Shares outstanding multiplied by 2; Stock price divided by 2	No
Share issuance (i.e., change is greater than or equal to 5%)	Shares outstanding plus newly issued shares	Yes
Share repurchase (i.e., change is greater than or equal to 5%)	Shares outstanding minus repurchased shares	Yes
Special cash dividends	Share price minus special dividend	Yes
Company change	Add new company market value minus old company market value	Yes
Rights offering	Price of parent company minus	Yes
(Price of rights) (Right ratio)
Spinoffs	Price of parent company minus	Yes
(Price of spinoff co.) (Right ratio)

        Stock splits and stock dividends do not affect the index divisor of the S&P 500® Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the market value of the S&P 500® component stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

        Each of the corporate events exemplified in the table requiring an adjustment to the index divisor has the effect of altering the market value of the S&P 500® component stock and consequently of altering the aggregate market value of the S&P 500® component stocks (the "Post-Event Aggregate Market Value"). In order that the level of the S&P 500® Index (the "Pre-Event Index Value") not be affected by the altered market value (whether increase or decrease) of the affected S&P 500® component stock, a new index divisor ("New Divisor") is derived as follows:

Post-Event Aggregate Market Value	=	Pre-Event Index Value New Divisor

New Divisor	=	Post-Event Aggregate Market Value Pre-Event Index Value

        A large part of the index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500® Index companies. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 500® Index are updated as required by any changes in the number of shares outstanding. After the totals are updated, the index divisor is adjusted to compensate for the net change in the total market value of the S&P 500® Index. In addition, any changes over 5% in the current common shares outstanding for the index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the index divisor.

License Agreement with S&P

        We or one of our affiliates and S&P are parties to a non-exclusive license agreement providing for the license to us, in exchange for a fee, of the right to use indices owned and published by S&P in connection with certain securities, including these securities. "Standard & Poor's®", "S&P®", "S&P 500®", "Standard & Poor's 500®", and "500®" are trademarks of Standard & Poor's Corporation and have been licensed for use by Credit Suisse.

        The license agreement between S&P and us provides that language substantially the same as the following language must be stated in this pricing supplement:

  The securities are not sponsored, endorsed, sold or promoted by Standard & Poor's Corporation ("S&P"). S&P makes no representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly or the ability of the S&P 500® Index to track general stock market performance. S&P's only relationship to the Licensee is the licensing of certain trademarks and trade names of S&P and of the S&P 500® Index which is determined, composed and calculated by S&P without regard to the Licensee or the securities. S&P has no obligation to take the needs of the Licensee or the owners of the securities into consideration in determining, composing or calculating the S&P 500® Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the securities to be issued, sold, purchased, written or entered into by Licensee or in the determination or calculation of the equation by which the securities are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the securities.

  S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FORGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

The Russell 2000® Index

General

        We have derived all information contained in this pricing supplement regarding the Russell 2000® Index, including, without limitation, its make-up, method of calculation and changes to its components, from publicly available information. Such information reflects the policies of, and is subject to change by, Russell Investment Group ("Russell"). The Russell 2000® Index was developed by Russell and is calculated, maintained and published by Russell. We make no representation or warranty as to the accuracy or completeness of such information.

        The Russell 2000® Index is intended to provide a comprehensive and unbiased barometer of the small-cap segment of the U.S. equity universe. The Russell 2000® Index is completely reconstituted annually to ensure larger stocks do not distort the performance and characteristics of the true small-cap opportunity set. Since September 2004, eligible initial public offerings ("IPOs") have been added to the Russell 2000® Index at the end of each calendar quarter in order to make sure new additions to the investing opportunity set are reflected in the index. The Russell 2000® Index is a subset of the Russell 3000E™ Index, which contains the largest 4,000 companies incorporated in the U.S. and its territories and captures approximately 99% of the U.S. equity market and 100% of the investable U.S. market.

        As of July 31, 2008, the largest five sectors represented by the Russell 2000® Index were Financial Services, Consumer Discretionary, Technology, Health Care, and Materials and Processing. Real-time dissemination of the value of the Russell 2000® Index by Reuters began on December 31st 1986.

Computation of the Russell 2000® Index

         Selection of stocks underlying the Russell 2000® Index.    Companies incorporated in the United States are eligible for inclusion in the Russell U.S. Indexes. Additionally, beginning during Reconstitution 2007, companies incorporated in select countries/regions including the Bahamas, Bermuda and the Cayman Islands, are also being reviewed for eligibility if such companies meet at least ONE of the following criteria: 1) the headquarters is in the United States or 2) the headquarters is in the international country/region and the primary exchange for local shares of the company is in the United States.

        Preferred and convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights, trust receipts and American Depository Receipts are excluded. Royalty trusts, limited liability companies, closed-end investment companies (business development companies are eligible), blank check companies, special purpose acquisition companies, and limited partnerships are also excluded. Over-the-counter, bulletin board and pink sheet securities that are traded on a major U.S. exchange are not eligible for inclusion. Stocks must trade at or above $1.00 on their primary exchange on May 31st of each year or during the IPO eligibility periods to be eligible for inclusion in the Russell 2000® Index. However, if a stock falls below $1.00 intra-year, it will not be removed until the next reconstitution, if it is then still trading below $1.00. Companies with only a small portion of their shares available in the marketplace are not eligible. In order to be included in the annual reconstitution, a stock must be listed on May 31 and Russell must have access to documentation on that date supporting the company's eligibility for inclusion. IPOs are considered for inclusion quarterly.

        The primary criteria used to determine the initial list of securities eligible for the Russell 2000® Index is total market capitalization, which is determined by multiplying total outstanding shares by the market price as of May 31 for those securities being considered at annual reconstitution. Only common stock is used to determine market capitalization for a company. If multiple share classes of common stock exist, they are combined. In cases where the common stock share classes act independently of each other, each class is considered for inclusion separately. On May 31st of each year, all eligible securities are ranked by their total market capitalization. Since 2004, reconstitution has occurred on the last Friday in June and IPO eligibility has been determined at the end of each calendar quarter.

        Once the market capitalization for each security is determined by use of total shares and price, each security is placed in the appropriate Russell market capitalization-based index. The largest 4,000 securities become members of the Russell 3000E™ Index. The Russell 2000® Index is a subset of this index and generally includes companies #1001 to #3000 (based on descending total market capitalization) of the Russell 3000E™ Index.

         Capitalization Adjustments.    After membership is determined, a security's shares are adjusted to include only those shares available to the public, which is often referred to as "free float." The following types of shares are considered unavailable for purchase and removed from total market capitalization:

  •
  ESOP or LESOP shares that comprise 10% or more of the shares outstanding are adjusted;

  •
  Cross-ownership by another Russell 3000E™ Index or Russell Global® Index member: Shares held by another member of a Russell index is considered cross-ownership, and all shares will be adjusted regardless of percentage held;

  •
  Large corporate and private holdings: Shares held by another listed company (non-member) or by private individuals will be adjusted if they are greater than 10% of shares outstanding. Not included in this class are institutional holdings, including investment companies, partnerships, insurance companies, mutual funds, banks or venture capital firms;

  •
  Unlisted share classes: Classes of common stock that are not traded on a U.S. exchange are adjusted;

  •
  IPO lock-ups: Shares locked up during an IPO that are not available to the public and will be excluded from the market value at the time the IPO enters the index; and

  •
  Government Holdings:
  •
  Direct government holders: Those holdings listed as "government of" are considered unavailable and will be removed entirely from available shares.

  •
  Indirect government holders: Shares held by government investment boards and/or investment arms will be treated similar to large private holdings and removed if the holding is greater than 10%.

  •
  Government pensions: Any holding by a government pension plan is considered institutional holdings and will not be removed from available shares.

         Corporate Actions Affecting the Russell 2000® Index.    Changes to the Russell 2000® Index are made when an action is final. Depending upon the time an action is determined to be final, Russell will either (1) apply the action after the close of the current market day, or (2) apply the action after the close of the following day. The following summarizes the types of Russell 2000® Index maintenance adjustments. A full description of all corporate action driven change to the Russell Indexes can be found on the Russell's website.

  •
  "No Replacement" Rule: Securities that leave the Russell 2000® Index for any reason (e.g., mergers, acquisitions or other similar corporate activity) are not replaced. Thus, the number of securities in the Russell 2000® Index over the past year will fluctuate according to corporate activity.

  •
  Rules for Deletions:
  •
  Mergers and Acquisitions: Mergers and Acquisitions (M&A) result in changes to the membership and to the weighting of members within the Russell 2000® Index. M&A activity is applied to the Russell 2000® Index after the action is determined to be final. If both companies involved are included in the Russell 3000E™ Index, the acquired company is deleted and its market capitalization is moved to the acquiring company's stock, according to the merger terms. If only one company is included in the Russell 3000E™ Index, there may be two forms of merger or acquisition: if the acquiring company is a member, the acquiring company's shares will be adjusted at month end, and if the acquiring company is not a member, the acquired company will be deleted if it is a standard acquisition or the acquired company will be deleted and the surviving entity will be placed in the appropriate market capitalization index if it is a reverse merger.

    •
    Reincorporations: Companies that are reincorporated to another country are deleted from the index when the reincorporation is final.

    •
    Delisting: Only companies listed on U.S. exchanges are included. Therefore, when a company is delisted from a U.S. exchange and moved to OTC, the company is removed from the index either at the close of the current day or the following day.

  •
  Rule for Additions:
  •
  Spin-offs—Spin-off companies are added to the parent company's index and capitalization tier of membership, if the spin-off company is large enough. To be eligible, the spun-off company's total market capitalization must be greater than the market-adjusted total market capitalization of the smallest security in the Russell 3000E™ Index at the latest reconstitution.

  •
  Initial Public Offerings—Eligible IPOs are added to the Russell Indexes each quarter.

License Agreement with Russell

        We and Russell have entered into a non-exclusive license agreement providing for the license to us, in exchange for a fee, of the right to use the Russell 2000® Index in connection with the securities.

        The license agreement between Russell and us provides that language substantially the same as the following language must be stated in this pricing supplement:

  The Russell 2000® Index is the intellectual property of Russell (the "Sponsor"). The Sponsor reserves all rights including copyright, to the Russell 2000® Index.

  The securities are not sponsored, endorsed, sold or promoted by Frank Russell Company ("Russell"). Russell makes no representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in these securities particularly or the ability of the Russell 3000® Index, Russell 2000® Index, Russell 1000® Index, Russell 2500™ Index, Russell 1000® Value Index, Russell 1000® Growth Index, Russell 2000® Value Index, Russell 2000® Growth Index, Russell Midcap™ Index, and Russell Top 200™ Index (collectively the "Russell Indexes") to track general stock market performance or a segment of the same. Russell's publication of the Russell Indexes in no way suggests or implies an opinion by Russell as to the advisability of investment in any or all of the securities upon which the Russell Indexes are based. Russell's only relationship to Credit Suisse is the licensing of certain trademarks and trade names of Russell and of the Russell Indexes which are determined, composed and calculated by Russell without regard to Credit Suisse or the securities. Russell is not responsible for and has not reviewed the securities nor any associated literature or publications and Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Russell Indexes. Russell has no obligation or liability in connection with the administration, marketing or trading of the securities.

RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL INDEXES OR ANY DATA INCLUDED THEREIN AND RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO THE RESULTS TO BE OBTAINED BY THE RUSSELL INDEXES. INVESTORS, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL INDEXES OR ANY DATA INCLUDED THEREIN. RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL INDEXES OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

iShares® MSCI EAFE Index Fund

        We have derived all information contained in this pricing supplement regarding iShares® MSCI EAFE Index Fund, including, without limitation, its make-up, method of calculation and changes in its components, from the Prospectus for the iShares MSCI EAFE Index Fund dated December 1, 2007 and the Supplement thereto dated January 17, 2008 issued by iShares, Inc. ("iShares®"). Such information reflects the policies of, and is subject to change by, iShares®, Barclays Global Investors, N.A. ("BGI") and BGFA". The iShares® MSCI EAFE Index Fund is an investment portfolio maintained and managed by iShares®. BGFA is the investment advisor to the iShares® MSCI EAFE Index Fund. The iShares® MSCI EAFE Index Fund is an exchange traded fund that trades on the NYSE Arca under the ticker symbol "EFA." iShares® is a registered investment company that consists of numerous separate investment portfolios, including the iShares® MSCI EAFE Index Fund. Information provided to or filed with the SEC by iShares® pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file numbers 033-97598 and 811-09102, respectively, through the SEC's website at http://www.sec.gov. For additional information regarding iShares®, BGFA, the iShares® MSCI EAFE Index Fund, please see the Prospectus. In addition, information about iShares and the iShares® MSCI EAFE Index Fund may be obtained from the iShares® website at www.ishares.com.

Investment Objective and Strategy

        The iShares® MSCI EAFE Index Fund (the "ETF") seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the European, Australasian, and Far Eastern markets, as measured by the MSCI EAFE Index (the "Underlying Index"). The Underlying Index was developed by Morgan Stanley Capital International Inc. ("MSCI") as an equity benchmark for international stock performance.

        The ETF uses a representative sampling strategy (as described below under "—Representative Sampling") to try to track the Underlying Index. The ETF generally will invest at least 90% of its assets in the securities of the Underlying Index or in American Depositary Receipts ("ADRs") and Global Depositary Receipts ("GDRs") representing such securities. In addition, in order to improve its portfolio liquidity and its ability to track the Underlying Index, the ETF may invest up to 10% of its assets in (1) securities that are not included in the Underlying Index or in ADRs and GDRs representing such securities and (2) shares of other iShares funds that seek to track the performance of equity securities of constituent countries of the Underlying Index. BGFA will not charge portfolio management fees on that portion of the ETF assets invested in shares of other iShares funds.

Representative Sampling

        The ETF pursues a "representative sampling" strategy in attempting to track the performance of Underlying Index, and generally does not hold all of the equity securities included in the Underlying Index. The ETF invests in a representative sample of securities included in the Underlying Index that collectively has an investment profile similar to the Underlying Index. The securities are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability, earnings valuation and yield) and liquidity measures similar to those of the Underlying Index.

Correlation

        The Underlying Index is a theoretical financial calculation, while the ETF is an actual investment portfolio. The performance of the ETF and the Underlying Index will vary somewhat due to transaction costs, foreign currency valuations, asset valuations, corporate actions (such as mergers and spin-offs), timing variances and differences between the ETF's portfolio and the Underlying Index resulting from legal restrictions or representative samplings.

        A figure of 100% would indicate perfect correlation. The difference between 100% and the ETF's actual correlation with the Underlying Index is called "tracking error." ETF, using a representative sampling strategy, can be expected to have a greater tracking error than a fund using replication indexing strategy. "Replication" is a strategy in which a fund invests in substantially all of the securities in its Underlying Index in approximately the same proportions as in the Underlying Index.

Industry Concentration Policy

        The ETF will not concentrate its investments (i.e., hold 25% or more of its total assets in the stocks of a particular industry or group of industries), except that, to the extent practicable, the ETF will concentrate to approximately the same extent that the Underlying Index concentrates in the stocks of such particular industry or group of industries.

  Holdings Information

        As of July 31, 2008, 99.69% of the ETF's holdings consisted of equity securities, 0.00% consisted of cash and 0.31% was in other assets, including dividends booked but not yet received. The following tables summarize the ETF's top holdings in individual companies and by sector as of such date.

Top holdings in individual securities as of July 31, 2008

Company	Percentage of Total Holdings
HSBC Holdings PLC	1.62%
BP PLC	1.60%
Nestle SA-Reg	1.44%
Total SA	1.41%
Vodafone Group PLC	1.19%
Novartis AG-Reg	1.12%
Roche Holding AG-Genusschein	1.07%
GlaxoSmithKline PLC	1.06%
Royal Dutch Shell	1.06%
Banco Santander SA	1.05%

Top holdings by sector as of July 31, 2008

Company	Percentage of Total Holdings
Consumer Discretionary	9.93%
Consumer Staples	8.05%
Energy	8.43%
Financials	25.71%
Health Care	7.00%
Industrials	11.85%
Information Technology	5.21%
Materials	11.13%
Telecommunication Services	5.62%
Utilities	6.28%

        The information above was compiled from the iShares® website. We make no representation or warranty as to the accuracy of the information above. The information on the iShares® website is not, and should not be considered, incorporated by reference herein.

        iShares® is a registered mark of BGI. The Notes are not sponsored, endorsed, sold, or promoted by BGI. BGI makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

Delisting or Suspension of Trading in Fund Shares; Termination of the iShares® MSCI EAFE Index Fund

        If the underlying shares of the iShares® MSCI EAFE Index Fund are delisted from, or trading of such underlying shares is suspended on, NYSE Arca, and successor shares that the calculation agent determines to be comparable to such underlying shares are not listed or approved for trading on a major U.S. exchange, a successor or substitute security or index will be selected by the calculation agent, in its sole discretion, and the value of such successor or substitute security or index, as determined by the calculation agent in its sole discretion, will be substituted for all purposes for the iShares® MSCI EAFE Index Fund. Similarly, the redemption amount of the securities will be calculated based upon a number of shares of such successor or substitute security equal to the value of the iShares® MSCI EAFE Index Fund shares that would otherwise have been used in such calculation, as determined by the calculation agent in its sole discretion. Upon any selection by the calculation agent of successor or substitute securities, the calculation agent will cause notice thereof to be furnished to us and the trustee, who will provide notice thereof to the registered holders of the securities.

        If the iShares® MSCI EAFE Index Fund is liquidated or otherwise terminated (a "Termination Event"), the closing level of the iShares® MSCI EAFE Index Fund shares at the close of trading on each index business day from the date of the Termination Event up to and including the valuation date will be determined by the calculation agent, in its sole discretion, and will be a fraction of the closing value of the iShares® MSCI EAFE Index Fund (or any Successor Index, as defined below) on such index business day (taking into account any material changes in the method of calculating the iShares® MSCI EAFE Index Fund following such Termination Event) equal to that part of the closing value of the iShares® MSCI EAFE Index Fund represented by the closing level of such underlying shares at the close of trading on the index business day prior to the occurrence of such Termination Event on which a closing level of the underlying shares at the close of trading was available. The calculation agent will cause notice of the Termination Event and calculation of the closing level as described above to be furnished to us and the trustee, who will provide notice to registered holders of the securities.

        If a Termination Event has occurred and the iShares® Trust discontinues publication of the iShares® MSCI EAFE Index Fund or if it or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the iShares® MSCI EAFE Index Fund, then the value of the iShares® MSCI EAFE Index Fund will be determined by reference to the value of that index, which we refer to as a "Successor Index." Upon any selection by the calculation agent of a Successor Index, the calculation agent will cause notice to be furnished to us and the trustee, who will provide notice of the selection of the Successor Index to the registered holders of the securities.

        If a Termination Event has occurred and the iShares® Trust discontinues publication of the iShares® MSCI EAFE Index Fund and a Successor Index is not selected by the calculation agent or is no longer published on each index business day from the date of the Termination Event up to and including the valuation date, the value to be substituted for the iShares® MSCI EAFE Index Fund for that date will be a value computed by the calculation agent for that date in accordance with the procedures last used to calculate the iShares® MSCI EAFE Index Fund prior to any such discontinuance. In such case, on each index business day until and including the date on which a determination by the calculation agent is made that a Successor Index is available, the calculation agent will determine the value that is to be used in determining the value of the iShares® MSCI EAFE Index Fund as described in this paragraph. Notwithstanding these alternative arrangements, discontinuance of the publication of the iShares® MSCI EAFE Index Fund may adversely affect trading in the securities.

        If a Successor Index is selected or the calculation agent calculates a value as a substitute for the iShares® MSCI EAFE Index Fund as described above, the Successor Index or value will be substituted for the iShares® MSCI EAFE Index Fund for all purposes, including for purposes of determining whether a market disruption event, as defined on page PS-12 of the product supplement, occurs. Notwithstanding these alternative arrangements, discontinuance of the publication of the iShares® MSCI EAFE Index Fund may adversely affect the market value of the securities.

        All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will be conclusive for all purposes and binding on us and the beneficial owners of the securities.

Dilution Adjustments

        The closing level of the iShares® MSCI EAFE Index Fund on the valuation date will be subject to adjustment from time to time in certain situations. Any of these adjustments could have an impact on the amount you receive at maturity. Credit Suisse International, which will initially act as calculation agent, will be responsible for the effectuation and calculation of any adjustment described herein and will furnish the trustee with notice of any adjustment.

        If the iShares® Trust, after the index business day immediately following the trade date,

  (1)
  pays a share dividend or makes a distribution with respect to the shares of the iShares® MSCI EAFE Index Fund in such underlying shares,

  (2)
  subdivides or splits the outstanding iShares® MSCI EAFE Index Fund shares into a greater number of underlying shares,

  (3)
  combines the outstanding iShares® MSCI EAFE Index Fund shares into a smaller number of shares, or

  (4)
  issues by reclassification of the iShares® MSCI EAFE Index Fund shares any other shares of iShares® Trust,

then, in each of these cases, the closing level of the iShares® MSCI EAFE Index Fund on the valuation date will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the number of iShares® MSCI EAFE Index Fund shares outstanding immediately after the event, plus, in the case of a reclassification referred to in (4) above, the number of other shares of the iShares® Trust, and the denominator of which will be the number of iShares® MSCI EAFE Index Fund shares outstanding immediately before the event.

        The closing level of the iShares® MSCI EAFE Index Fund on the index business day immediately following the trade date will also be adjusted in each of the cases listed above by dividing by the relevant dilution adjustment.

        Each dilution adjustment will be effected as follows:

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  in the case of any dividend, distribution or issuance, at the opening of business on the index business day next following the record date for determination of holders of shares of the iShares® MSCI EAFE Index Fund entitled to receive the dividend, distribution of issuance or, if the announcement of this dividend, distribution, or issuance is after this record date, at the time this dividend, distribution or issuance was announced by the iShares® Trust, and

  •
  in the case of any subdivision, split, combination or reclassification, on the effective date of the transaction.

        All dilution adjustments will be rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th. No adjustment in the closing level of the iShares® MSCI EAFE Index Fund on the valuation date or the closing level of the iShares® MSCI EAFE Index Fund on the index business day immediately following the trade date will be required unless the adjustment would require an increase or decrease of at least one percent therein, provided, however, that any adjustments which by reason of this sentence are not required to be made will be carried forward (on a percentage basis) and taken into account in any subsequent adjustment. If any announcement or declaration of a record date in respect of a dividend, distribution, issuance or repurchase requiring an adjustment as described herein is subsequently cancelled by the iShares® Trust, or this dividend, distribution, issuance or repurchase fails to receive requisite approvals or fails to occur for any other reason, then, upon the cancellation, failure of approval or failure to occur, the closing level of the iShares® MSCI EAFE Index Fund on the valuation date and the closing level of the iShares® MSCI EAFE Index Fund on the index business day immediately following the trade date will be further adjusted to the closing level of the iShares® MSCI EAFE Index Fund on the valuation date and the closing level of the iShares® MSCI EAFE Index Fund on the index business day immediately following the trade date which would then have been in effect had adjustment for the event not been made.

        Credit Suisse International, which will act initially as calculation agent, will be responsible for the calculation and effectuation of any adjustment described herein and will furnish the indenture trustee with notice of any such adjustment.

Historical performance of the reference indices

        The following table sets forth the published high and low closing levels of each reference index during each calendar quarter from January 1, 2003 through August 21, 2008. The closing level of the S&P 500® Index, the Russell 2000® Index and the iShares® MSCI EAFE Index Fund on August 21, 2008 was 1277.72, 725.25 and 62.75, respectively. We obtained the closing levels and other information below from Bloomberg Financial Markets, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

        You should not take the historical levels of the reference indices as an indication of future performance of the reference indices or the securities. The level of the reference indices may decrease so that you will receive less than your principal amount at maturity. We cannot give you any assurance that the levels of any of the reference indices will increase from and including the trade date to and including the valuation date or that you will not receive at maturity an amount substantially less than the principal amount of your securities.

 S&P 500® Index

	Low	High	Close		Low	High	Close
2003				2006
First Quarter	800.73	931.66	848.18	First Quarter	1254.78	1307.25	1294.83
Second Quarter	858.48	1011.66	974.50	Second Quarter	1223.69	1325.76	1270.20
Third Quarter	965.46	1039.58	995.97	Third Quarter	1234.49	1339.15	1335.85
Fourth Quarter	1018.22	1111.92	1111.92	Fourth Quarter	1331.32	1427.09	1418.30
2004				2007
First Quarter	1091.33	1157.76	1126.21	First Quarter	1374.12	1459.68	1420.86
Second Quarter	1084.10	1150.57	1140.84	Second Quarter	1424.55	1539.18	1503.35
Third Quarter	1063.23	1129.30	1114.58	Third Quarter	1406.70	1553.08	1526.75
Fourth Quarter	1094.81	1213.55	1211.92	Fourth Quarter	1407.22	1565.15	1468.36
2005				2008
First Quarter	1163.75	1225.31	1180.59	First Quarter	1273.37	1447.16	1322.70
Second Quarter	1137.50	1216.96	1191.33	Second Quarter	1278.38	1426.63	1280.00
Third Quarter	1194.44	1245.04	1228.81	Third Quarter (through
Fourth Quarter	1176.84	1272.74	1248.29	August 21, 2008)	1214.91	1305.32	1277.72

Russell 2000® Index

	Low	High	Close		Low	High	Close
2003				2006
First Quarter	345.94	398.45	364.54	First Quarter	684.05	765.14	765.14
Second Quarter	368.69	458.01	448.37	Second Quarter	672.72	781.83	724.67
Third Quarter	449.17	520.20	487.68	Third Quarter	671.94	734.48	725.59
Fourth Quarter	500.32	565.47	556.91	Fourth Quarter	718.35	797.73	787.66
2004				2007
First Quarter	557.63	601.50	590.31	First Quarter	760.06	829.44	800.71
Second Quarter	535.34	606.39	591.52	Second Quarter	803.22	855.09	833.70
Third Quarter	517.10	582.72	572.94	Third Quarter	751.54	855.77	805.45
Fourth Quarter	564.88	654.57	651.57	Fourth Quarter	735.07	845.72	766.03
2005				2008
First Quarter	604.53	644.95	615.07	First Quarter	643.97	753.55	687.97
Second Quarter	575.02	644.19	639.66	Second Quarter	686.07	763.27	689.66
Third Quarter	643.04	688.51	667.80	Third Quarter (through
Fourth Quarter	621.57	690.57	673.22	August 21, 2008)	658.26	754.38	725.25

 iShares® MSCI EAFE Index Fund

	Low	High	Close		Low	High	Close
2003				2006
First Quarter	28.8133	34.1500	30.2000	First Quarter	60.3300	65.3800	64.9200
Second Quarter	30.6700	37.7700	36.1033	Second Quarter	59.4600	70.5800	65.3900
Third Quarter	36.0667	40.3833	39.0000	Third Quarter	61.7000	68.3600	67.7500
Fourth Quarter	40.2167	45.5933	45.5933	Fourth Quarter	67.9400	74.3300	73.2200
2004				2007
First Quarter	45.1167	48.1000	47.2000	First Quarter	70.9000	76.7200	76.2600
Second Quarter	43.3833	48.1000	47.6667	Second Quarter	76.5000	81.7800	80.7700
Third Quarter	44.4667	47.4033	47.1333	Third Quarter	73.9400	83.6200	82.5900
Fourth Quarter	47.1333	53.4167	53.4167	Fourth Quarter	78.2400	86.1000	78.5000
2005				2008
First Quarter	51.2567	55.2500	52.9567	First Quarter	68.3400	78.3500	71.9000
Second Quarter	51.2767	53.8333	52.3900	Second Quarter	68.0800	78.5202	68.6700
Third Quarter	51.9500	58.4800	58.1000	Third Quarter (through
Fourth Quarter	54.7200	60.9400	59.4300	August 21, 2008)	62.1300	68.0000	62.7500

Historical Basket Values

        The following table sets forth the historical performance of the basket from January 1, 2003 through August 21, 2008, assuming that the basket was weighted in the same manner as described in this pricing supplement. We obtained the closing levels of the reference indices from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

        The historical levels of the basket should not be taken as an indication of future performance, and no assurance can be given as to the final basket level. We cannot guarantee that the level of the indices comprising the basket, and therefore the level of the basket, will increase from and including the trade date to and including the valuation date or that you will not receive at maturity an amount substantially less than the principal amount of the securities.

	Low	High	Close		Low	High	Close
2003				2006
First Quarter	0.5229	0.6074	0.5504	First Quarter	0.9719	1.0368	1.0341
Second Quarter	0.5575	0.6762	0.6532	Second Quarter	0.9444	1.0790	1.0116
Third Quarter	0.6550	0.7254	0.6920	Third Quarter	0.9619	1.0466	1.0419
Fourth Quarter	0.7104	0.7893	0.7891	Fourth Quarter	1.0386	1.1316	1.1209
2004				2007
First Quarter	0.7831	0.8313	0.8165	First Quarter	1.0844	1.1669	1.1435
Second Quarter	0.7602	0.8343	0.8234	Second Quarter	1.1469	1.2287	1.2042
Third Quarter	0.7521	0.8135	0.8052	Third Quarter	1.1068	1.2419	1.2071
Fourth Quarter	0.7985	0.9014	0.8999	Fourth Quarter	1.1288	1.2451	1.1521
2005				2008
First Quarter	0.8558	0.9092	0.8725	First Quarter	0.9967	1.1393	1.0431
Second Quarter	0.8355	0.8976	0.8836	Second Quarter	1.0155	1.1295	1.0155
Third Quarter	0.8856	0.9426	0.9364	Third Quarter (through
Fourth Quarter	0.8867	0.9710	0.9510	August 21, 2008)	0.9639	1.0326	1.0000

 CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion summarizes certain United States federal income tax consequences of owning and disposing of securities that may be relevant to holders of securities that acquire their securities from us as part of the original issuance of the securities. This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code (the "Code"). Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are a:

  •
  financial institution,

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  mutual fund,

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  tax-exempt organization,

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  insurance company,

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  dealer in securities or foreign currencies,

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  person (including traders in securities) using a mark-to-market method of accounting,

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  person who holds securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

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  an entity that is treated as a partnership for U.S. federal income tax purposes.

        The discussion is based upon the Code, law, regulations, rulings and decisions in effect as of the date of this pricing supplement, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the "IRS") has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of securities, and the following discussion is not binding on the IRS.

        For purposes of this discussion, the term "U.S. holder" means (1) a person who is a citizen or resident of the United States, (2) a corporation created or organized in or under the laws of the United States or any state thereof or the district of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (4) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes. If a partnership holds securities, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership's purchase, ownership and disposition of the securities.

        You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

        IRS CIRCULAR 230 REQUIRES THAT WE INFORM YOU THAT ANY TAX STATEMENT HEREIN REGARDING ANY US FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN TO SUPPORT THE MARKETING OR PROMOTION OF THE TRANSACTION(S) OR MATTER(S) TO WHICH THE STATEMENT RELATES. A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SECURITIES SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

U.S. Holders Generally

        The treatment of the securities for U.S. federal income tax purposes is uncertain. The Issuer intends to treat the securities as a prepaid, cash-settled financial contract, with respect to the stocks that comprise the reference index or indices, that is eligible for open transaction treatment for U.S. federal income tax purposes and by purchasing the securities, you agree with us (in the absence of an administrative or judicial ruling to the contrary) to treat your securities for all tax purposes in accordance with such characterization. If your securities are so treated, you should recognize capital gain or loss upon the maturity of your securities (or upon your sale, exchange or other disposition of your securities prior to their maturity) in an amount equal to the difference between the amount realized at such time and your tax basis in the securities. In addition, your tax basis in your securities would generally be equal to the price you paid for them. Capital gain of a noncorporate U.S. holder is generally subject to tax at a maximum rate of 15% if the property is held for more than one year.

        Under Code section 1260, all or a portion of gain arising from certain "constructive ownership transactions" may be recharacterized as ordinary income, and certain interest charges may be imposed with respect to any such recharacterized income. These rules by their terms may apply to any gain derived from the securities. Code section 1260 also provides that the IRS is to issue regulations that would exclude from the scope of Code section 1260 certain forward contracts that do not convey "substantially all the economic return" with respect to the applicable reference asset, which in the case of the securities would be shares of the reference fund. However, no such regulations have been issued despite the fact that Code section 1260 was enacted in 1999, and there can be no assurance that any regulations that may be issued would apply to securities that are issued before such regulations. Thus, although we believe that the securities should not be considered to convey substantially all the economic return with respect to the shares of the reference fund, in the absence of regulations, there can be no assurance that the securities would not be so considered or that Code section 1260 would not otherwise apply to the securities. You should consult with your tax advisors regarding the possible application of the constructive ownership transaction rules to the securities.

        The characterization of the securities as prepaid financial contracts as described above is not free from doubt and it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above. For example, the IRS might assert that the securities constitute "contingent payment debt instruments" that are subject to special tax rules governing the recognition of income over the term of your securities. If the securities were to be treated as contingent debt, you would be required to include in income on an economic accrual basis over the term of the securities an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your securities, or the comparable yield. The amount of interest that you would be required to include in income on a current basis would not be matched by cash distributions to you since the securities do not provide for any cash payments during their term. You would recognize gain or loss upon the sale, redemption or maturity of your securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your securities. In general, your adjusted basis in your securities would be equal to the amount you paid for your securities, increased by the amount of interest you previously accrued with respect to your securities. Any gain you recognized upon the sale, redemption or maturity of your securities would be ordinary income and any loss to the extent of interest you included in income in the current or previous taxable years in respect of your securities would be ordinary loss, and thereafter would be capital loss. The Issuer is not responsible for any adverse consequences that a purchaser may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

        You should consult your tax adviser as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

Non-U.S. Holders Generally

        In the case of a holder of the securities that is not a U.S. holder and has no connection with the United States other than holding its security (a "non-U.S. holder"), payments made with respect to the securities will not be subject to U.S. withholding tax, provided that such holder complies with applicable certification requirements. Any capital gain realized upon the sale or other disposition of the securities by a non-U.S. holder will generally not be subject to U.S. federal income tax if (i) such gain is not effectively connected with a U.S. trade or business of such holder and (ii) in the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition.

IRS Notice on Certain Financial Transactions

        On December 7, 2007, the IRS and the Treasury Department issued Notice 2008-2, in which they stated that they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument. The IRS and Treasury Department also requested taxpayer comments on whether, (a) the holder of an instrument such as the securities should be required to accrue income during its term (e.g., under a mark-to-market, accrual or other methodology), (b) income and gain on such an instrument should be ordinary or capital, and (c) foreign holders should be subject to withholding tax on any deemed income accrual.

        Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or sale thereof. Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the securities being treated as ordinary income. It is also possible that a non-U.S. holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance. It is not possible to determine whether such regulations or other guidance will apply to the securities (possibly on a retroactive basis). Prospective investors are urged to consult their tax advisors regarding Notice 2008-2 and its possible impact on them.

Possible Legislation on Prepaid Forwards

        On December 19, 2007, Representative Richard Neal introduced a tax bill (the "Bill") before the House Ways and Means Committee that would apply to "prepaid derivative contracts" acquired after the date of enactment of the Bill.

        The Bill, if enacted would apply to certain derivative financial contracts with a term of more than one year, where there is no substantial likelihood that the taxpayer will be required to pay any additional amount thereunder and would require the holder of such a contract to include as interest income each year in respect of such contract an amount determined by reference to the monthly federal short-term rate determined under Code Section 1274(d). A holder's tax basis in such contract would be increased by the amount so included. Any gain (either at maturity or upon sale) with respect to contract would be treated as long-term capital gain if the contract is a capital asset in the hands of the holder and such holder has held the contract for more than one year. Any loss would be treated as ordinary loss to the extent of prior interest accruals.

        While the Bill, if enacted, would not apply to the securities (due to its prospective effective date), it is not possible to predict whether any tax legislation that may ultimately be enacted will apply to the securities (possibly on a retroactive basis). Prospective investors are urged to consult their tax advisors regarding the Bill and any future tax legislation that may apply to their securities.

Backup Withholding and Information Reporting

A HOLDER OF THE SECURITIES MAY BE SUBJECT TO INFORMATION REPORTING AND TO BACKUP WITHHOLDING WITH RESPECT TO CERTAIN AMOUNTS PAID TO THE HOLDER UNLESS SUCH HOLDER PROVIDES A CORRECT TAXPAYER IDENTIFICATION NUMBER (OR OTHER PROOF OF AN APPLICABLE EXEMPTION) AND OTHERWISE COMPLIES WITH APPLICABLE REQUIREMENTS OF THE BACKUP WITHHOLDING RULES.

 UNDERWRITING

        Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell $            principal amount of securities to Credit Suisse Securities (USA) LLC.

        The distribution agreement provides that Credit Suisse Securities (USA) LLC is obligated to purchase all of the securities if any are purchased.

        Credit Suisse Securities (USA) LLC proposes to offer the securities at the offering price and will receive the underwriting discounts and commissions set forth on the cover page of this pricing supplement. Credit Suisse Securities (USA) LLC may allow the same discount on the principal amount per security on sales of such securities of other brokers/dealers. If all of the securities are not sold at the initial offering price, Credit Suisse Securities (USA) LLC may change the public offering price and other selling terms.

        We estimate that our out-of-pocket expenses for this offering will be approximately $2,000. Please refer to "Underwriting" on page PS-20 of the accompanying product supplement.

Credit Suisse

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CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
UNDERWRITING